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                                                                 Exhibit 10.3(c)


                    SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

         This Amendment made as of this 14th day of January, 2000, is by and between THE BON-TON STORES, INC., a Pennsylvania Corporation ("the Company") and MICHAEL L. GLEIM ("Employee").

         Whereas Employee is currently employed by the Company pursuant to an Employment Agreement dated December 15, 1995 as amended in September 1998 ("Employment Agreement"); and

         Whereas the Company and Employee mutually desire to amend the Employment Agreement and to extend its term;

         NOW THEREFORE, in consideration of the facts, mutual promises and convenants contained herein and intending to be legally bound hereby, the Company and Employee hereby agree as follows:

         1. Effective February 1, 2000, paragraph 4(a) of the Employment Agreement shall be amended to provide for an increase in Employee's base salary to an annual rate of $450,000.

         2. Paragraph 2 of the Employment Agreement is amended to provide that the Employment Agreement shall continue through and terminate on January 31, 2002, unless sooner terminated in accordance with paragraph 10 of the Employment Agreement.

         3. The Employment Agreement is amended to provide Employee with a Supplemental Retirement Benefit on the following terms: Effective February 1, 2002, provided Employee has remained continuously in the employ of the Company through January 31, 2002, and has not breached the Employment Agreement, Employee shall become eligible for an annual Supplemental Retirement Benefit in the amount of $30,000. The Supplemental Retirement Benefit shall be in equal monthly installments commencing with the month of the Employee's retirement (on or after February, 2002) through the month of the date of death of the Employee. In the event that the Company and the Employee mutually agree to continue the employment of the Employee by the Company after January 31, 2002, the amount of the Employee's annual Supplemental Retirement Benefit shall increase by $10,000 for each full year of employment (ending on January 31 of any year) completed by the Employee prior to his retirement. The
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Company may establish a Supplemental Executive Retirement Plan to provide for payment of the Supplemental Retirement Benefit, but shall be under no obligation to fund the Supplemental Retirement Benefit. The Company's obligation to pay the Supplemental Retirement Benefit will survive termination of the Employment Agreement, provided that Employee's entitlement to the Supplemental Retirement Benefit shall be forfeited in its entirety in the following circumstances: (a) the Employee's discharge for Cause during the term of the Employment Agreement or any extension of the Employment Agreement or (b) the Employee's breach of the Employment Agreement during the term of the Employment Agreement (or any extension thereof) or breach of paragraph 13 of the Employment Agreement at any time.

         4. Except as provided in this amendment, the terms of the Employment Agreement shall remain in effect and Employee shall retain all compensation, benefits, stock options and restricted shares previously granted to him, subject to the vesting schedule set forth in the Employment Agreement.

                              BON-TON STORES, INC.

Date:    1-14-00              By:  /s/ Heywood Wilansky
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                                    Heywood Wilansky
                                    Chief Executive Officer

Date:    1-14-00              By:  /s/ Michael L. Gleim
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                                    Michael L. Gleim